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                                                                    EXHIBIT 10.7

                              SEPARATION AGREEMENT

        This separation agreement (the "Agreement") is entered into this 30th day of March, 2000 (the "Effective Date"), by and between Eyewire Services, Inc. and Getty Images, Inc. (collectively referred to as the "Company") and Bradley
E. Zumwalt ("Zumwalt").

                                   I. RECITALS

        The parties agree that it is in their mutual interest for Zumwalt to resign from his employment with the Company.

                                  II. AGREEMENT

        In consideration of the foregoing recitals, the parties agree as follows:

        1. Separation of Employment. Zumwalt hereby resigns from his employment with the Company effective March 23, 2000 (the "Separation Date"). Except as provided herein, the Company hereby waives any required notices under the Employment Agreement, dated August 5, 1999, between Zumwalt and the Company (the "Employment Agreement"). The Company hereby pays to Zumwalt his unpaid pro rata Salary and accrued Bonus as well as all unreimbursed expenses, all as provided in Section 4(a) of the Employment Agreement and subject to the terms set forth herein.

        2. No Competing Employment. This Separation Agreement shall serve as notice to Zumwalt of the Company's intent to exercise its option to bind Zumwalt to the "No Competing Employment" provision of Section 6(a) of the Employment Agreement for a period beginning on the Separation Date and ending one year thereafter (the "Restricted Period"). In accordance with the provisions of such
Section 6(a), the Company and Zumwalt agree that the Company shall continue to pay Zumwalt's current Salary and maximum Bonus, as those terms are defined in the Employment Agreement, (the "Continuation Payments") throughout the Restricted Period, provided that Zumwalt shall not be in breach of any provision of the Employment Agreement or this Agreement. Continuation Payments shall be paid, at Zumwalt's election, either by check or via direct deposit, in twenty-four (24) equal installments consistent with the Company's normal payroll periods. All payments made under this Agreement shall be subject to applicable federal income tax, social security and any other required withholdings.

        3. Vacation. The Company further agrees to pay Zumwalt for his accrued but unused vacation as of the Separation Date.

        4. Release of Company by Zumwalt. Zumwalt accepts the Continuation Payments in full satisfaction of all his rights and interests relating to Zumwalt's employment with, and separation from, the Company and in full satisfaction of all his rights and interests arising under any pre-existing agreement between the parties including, without limitation, the Employment Agreement and any and all option agreements between Zumwalt and the Company (including between Zumwalt and Getty Images and Zumwalt and Eyewire Services). In consideration therefor, Zumwalt, including his heirs, executors, successors and assigns, hereby releases and forever discharges the Company and its subsidiaries, successors, past and present officers, directors, agents, and employees from any and all claims, causes of action or liabilities, at law or in equity, judicial or administrative, debts, sums of money, accounts, judgments or demands, suspected or unsuspected and irrespective of any present lack of knowledge of any possible claim or of any fact or circumstance pertaining thereto, which have arisen or may arise related to Zumwalt's employment, or separation from employment, with the Company on or before the date of this Agreement. This release specifically covers, but is not limited to, any workers' compensation

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or disability claims under state law; any claims of discrimination based on race, color, national origin, sex, marital status, or physical or mental disability under any United States and Canadian federal, state, provincial, or local law, rule, or regulation; any contract or tort claims arising under United States and Canadian federal, state, provincial, or local law; any claims arising under United States and Canadian federal, state, provincial, or local law based on promises made or allegedly made by the Company to Zumwalt; any claims under any express or implied contract or legal restrictions on the Company's right to terminate its employees; any claims of unfair dismissal pursuant to the laws of the United States and Canada. Zumwalt hereby covenants not to assert any such claims or causes of action.

        5. Release of Zumwalt by Company. The Company accepts the obligations, promises and covenants undertaken herein by Zumwalt, as full satisfaction of all the Company's rights and interests relating to Zumwalt's employment with and separation from the Company and in full satisfaction of all of Company's rights and interests arising under any pre-existing agreement between the parties including, without limitation, any and all option agreements between Zumwalt and the Company (including between Zumwalt and Getty Images and Zumwalt and Eyewire Services). In consideration therefor, the Company, including its successors and assigns, hereby releases and forever discharges Zumwalt and his heirs, executors, successors and assigns from any and all claims, causes of action or liabilities, at law or in equity, judicial or administrative, debts, sums of money, accounts, judgments or demands, suspected or unsuspected and irrespective of any present lack of knowledge of any possible claim or of any fact or circumstance pertaining thereto, which have arisen or may arise related to Zumwalt's employment, or separation from employment, with the Company on or before the date of this Agreement.

        6. Non-Disparagement of Company by Zumwalt. Zumwalt agrees for himself and all others acting on his behalf, either directly or indirectly, not to take, support, encourage, induce or voluntarily participate in any action or attempted action that would negatively comment on, disparage, or call into question the business operations, policies, or conduct of the Company, or its subsidiaries, affiliates, officers or employees, or to act in any way with respect to such business operations, policies or conduct that would damage the Company's reputation, business relationships, or present or future business, or the reputation of any past or present directors, executives, officers, agents, employees or parents, affiliates and subsidiaries of the Company. Zumwalt agrees that he will not comment about the Company to any person or entity, including but not limited to current or former employees, officers or customers, concerning such business operations, policies or conduct except as required or permitted by law or as necessary for Zumwalt to defend himself in any civil, criminal, administrative, judicial, arbitral, or administrative proceeding. Zumwalt further agrees that from this point forward he will not state, comment or suggest to any persons any false reasons for his separation from his employment with the Company. Nothing in this paragraph shall prevent Zumwalt from commenting about his work experience at the Company in connection with any bona fide efforts at seeking employment, but in such event, he will not disparage the Company in any way. Nothing in this Section 6 shall prevent Zumwalt from competing with the Company following the conclusion of the restrictions contained in Section 6(a) of the Employment Agreement.

        7. Non-Disparagement of Zumwalt by Company. The Company agrees for itself and all others acting on its behalf, either directly or indirectly, not to take, support, encourage, induce or voluntarily participate in any action or attempted action that would negatively comment on, disparage, or call into question the business conduct of Zumwalt or to act in any way with respect to such business conduct that would damage Zumwalt's reputation, business relationships, or present or future business, except as required or permitted by law or as necessary for Company to defend itself in any civil, criminal, administrative, judicial, arbitral, or administrative proceeding. The Company further agrees that from this point forward it will not state, comment or suggest to any persons any false reasons for Zumwalt's separation from employment with the Company.


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        8. Confidentiality. Zumwalt agrees to keep the terms of this Agreement confidential, except for communications about it with his immediate family, attorney or accountants or other professional financial advisors. Zumwalt further agrees to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals referenced above to whom disclosure is authorized, and agrees to accept responsibility for any breach of confidentiality by any individual to whom he disclosed the terms of the Agreement. Zumwalt agrees that damages for breach of this Confidentiality provision would be difficult to determine and therefore agrees that this provision may be enforced by temporary or permanent injunction. The right to such injunctive relief shall be in addition to and not in place of any further remedies to which the Company may be entitled.

        9. Complete Agreement. This Agreement constitutes a full and final resolution of all matters in any way related to Zumwalt's separation from the Company. Except as provided in this Agreement, there are no other salary, wages, bonuses or benefits of any kind owed by the Company to Zumwalt.

        10. No Admission. Nothing in this Agreement shall be construed as any indication that the Company has acted wrongfully towards Zumwalt or any other person.

        11. Voluntary Execution. Zumwalt represents that he has read, considered, and fully understands this Agreement and all its terms, and executes it freely and voluntarily. Zumwalt represents that in entering into this Agreement, he does not rely and has not relied upon any representation or statement made by the Company or any of its respective employees or agents concerning this Agreement.

        12. Construction of Agreement; Governing Law. Each party has had a full and complete opportunity to review this Agreement, and has been given the opportunity to have counsel review it. Accordingly, the parties agree that the common law principles of construing ambiguities against the drafter shall have no application to this Agreement. Interpretation of this Agreement shall be under Delaware law.

        13. Amendment. The parties agree that no modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

        14. Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction or in any arbitration proceeding, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision shall be deemed, without further action on the part of the parties, modified, amended or limited to the extent necessary to render the same valid and enforceable.


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        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.


BRADLEY E. ZUMWALT


-----------------------------
Bradley E. Zumwalt


EYEWIRE SERVICES, INC.

By
     ------------------------
Its
     ------------------------


GETTY IMAGES, INC.

By
     ------------------------
Its
     ------------------------


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